Exhibit 10.30
AMENDMENT NO. 1
LAFARGE NORTH AMERICA INC.
EMPLOYEE STOCK PURCHASE PLAN
(As Amended and Restated Effective June 1, 2005)
     Pursuant to the provisions of Section 10.2 thereof, the Lafarge North America Inc. Employee Stock Purchase Plan (As Amended and Restated Effective June 1, 2005) (the “Plan”) is hereby amended in the following respects only:
     FIRST: Effective June 1, 2005, Section 5.3(a) of the Plan is hereby amended by restatement in its entirety to read as follows:
     (a) Authorization. Each Participant’s Enrollment Agreement will authorize payroll deductions each payday in the manner determined by the Administrative Committee, which deductions will be equal to a whole dollar amount and/or percentage of the Participant’s Compensation, but not more than the amount required to pay the Purchase Price under the right to purchase Common Stock granted under Section 5.2. Payroll deductions will begin as soon as administratively feasible following the Offering Date and will continue until the Participant’s termination of employment unless (i) the Participant ceases payroll deductions as provided in Section 5.3(b) or (ii) participation is earlier withdrawn or suspended by the Participant as provided in Section 7.1.
     SECOND: Effective June 1, 2005, Section 6.9 of the Plan is hereby amended by restatement in its entirety to read as follows:
     6.9 Dividends. With regard to dividends declared and paid on shares of Common Stock held in a Participant’s Share Account at the record date for such dividends, such dividends will be reinvested in additional shares of Common Stock unless the Participant elects, at the time and in the manner prescribed by the Administrative Committee, to receive such dividends in cash. Such dividend reinvestment purchases shall be made from Lafarge or in the open market on such terms and conditions as may be approved by the Administrative Committee, but in no event will any discount in the purchase price of shares of Common Stock provided for under the Plan for regular Plan purchases apply to dividend reinvestment purchases.

          IN WITNESS WHEREOF, this Amendment has been executed to be effective as of the 1st day of June, 2005.

LAFARGE NORTH AMERICA INC.
By	/s/ James Nealis
James Nealis, Executive Vice President —
Human Resources